UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )
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BKF CAPITAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)
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May 26, 2005
YOUR BOARD URGES YOU TO VOTE THE WHITE PROXY CARD TODAY!
To Our Fellow BKF Stockholders:
      You have likely received solicitations from Steel Partners, an asset management firm that recently took a position in BKF’s stock and is now seeking to influence and control the company through a hostile proxy fight to appoint its hand-picked slate of directors. We, your board of directors, unanimously oppose the Steel solicitation and strongly urge you to evaluate it with great care and caution.
Steel Partners: A Corporate Raider and Conflicted Competitor
      Steel Partners seeks to portray itself as a long-term stockholder and independent stockholder advocate whose primary interest is to improve governance and enhance value for all BKF stockholders. This portrayal does not, however, hold up when compared to the reality of what Steel Partners has done as a corporate raider. Steel Partners has a history of leveraging small investment stakes and proxy solicitations or similar actions into control positions in industrial public companies. Once empowered, it has taken actions to force cash distributions, cost reductions and asset sales. They claim such actions will help realize shareholder value in BKF. We believe such actions will destroy it. We just don’t understand how Mr. Lichtenstein believes he can apply his industrial company model to our personnel-dependent service business.
      For example, Steel Partners proposes to strip out up to 100% of our free cash flow and a substantial portion of our cash and cash equivalents. This would clearly impair our ability to grow and diversify our business and develop BKF as a stronger, more competitive force. In addition, Steel Partners’ aggressive proxy fight tactics, including its threats to cut compensation and replace management, undermine our ability to attract and retain talented employees and build long-term relationships with our clients, which are the critical building blocks of value for this company. Based on these actions and proposals, we do not believe Steel Partners and its director nominees would seek to maximize value for all BKF stockholders.
      But then, Mr. Lichtenstein may have other motivations. Steel Partners has never acknowledged the tremendous conflicts of interest it faces in making a hostile attack on a direct competitor in the asset management business — conflicts that belie its claim that it is an independent stockholder advocate. Its director nominees include Warren G. Lichtenstein, the principal owner and executive officer of Steel Partners. Through these board positions, Steel Partners and Mr. Lichtenstein would have access to competitively sensitive information and would be directly involved in the management and operation of the company. Mr. Lichtenstein, whose basic business model relies on having a network of fellow investors that will join him in attacking companies, may be focused on obtaining benefits for his asset management business that would in no way benefit the other stockholders of BKF.

      On the corporate governance front, Steel Partners has hardly been a role model. Over the last few years, companies on whose boards Mr. Lichtenstein and his representatives have served have paid millions of dollars in advisory fees to Steel Partners Limited, an affiliated management advisory firm of which Mr. Lichtenstein is also the President and CEO. Moreover, key committee assignments have routinely been filled with Steel Partners insiders and friends, such as a senior partner of its outside law firm (while that firm was providing services to both Steel Partners and the companies in question) and other persons with long affiliations with Steel Partners. Mr. Lichtenstein’s hypocrisy in campaigning on a corporate governance platform is breathtaking.
False Attacks
      Mr. Lichtenstein has repeatedly stated that Henry Levin, one of two Senior Portfolio Managers for our event-driven investment products, was paid too large a bonus in light of the firm’s overall profitability. Mr. Lichtenstein, however, chooses to ignore the fact that the strategies managed by Mr. Levin generated a very significant portion of the firm’s positive cash flow. Messrs. Levin and Rango and the entire event-driven team are paid on the basis of the profitability of the strategies they manage. We believe that this mechanism does hold Messrs. Levin and Rango accountable for their performance. We can only wonder how Mr. Lichtenstein plans to preserve the value of these strategies for BKF stockholders by engaging in a public campaign against its key personnel.
      Mr. Lichtenstein’s attack on Barton Biggs, a well-respected figure in the investment management community, and the short-term arrangement entered into with his firm, Traxis Partners, is a similarly misguided attempt to allege impropriety when there was none. BKF simply disclosed an arrangement whereby a newly established company led by Barton Biggs paid rent to BKF for temporary space that was otherwise not being utilized. This arrangement was fully disclosed to the board of directors, and the amounts involved clearly did not violate the independence standards set forth in BKF’s corporate governance guidelines.
      With respect to the underlying financial health of our business, Steel Partners also seeks to obscure rather than illuminate. As a sophisticated financial operator, Mr. Lichtenstein clearly recognizes that BKF has been generating positive cash flow. Nevertheless, he attempts to focus stockholders on the reported losses generated by BKF. As he well knows, these reported losses are the result of the amortization of intangible assets relating to the accounting treatment of the 1996 transaction between John A. Levin & Co. and BKF.
      Once again, we wish Mr. Lichtenstein would focus on the pertinent facts rather than seek to persuade through shallow arguments.

Protect Your Interests
      In sum, Mr. Lichtenstein’s record makes one thing very clear: he is not interested in serving the interests of all stockholders, but in serving the interests of Warren Lichtenstein. Mr. Lichtenstein knows that portfolio managers and investment personnel can’t be sold or replaced like industrial plants, yet he is publicly seeking to drive out BKF’s key investment personnel, and appears to be willing to risk losing a significant portion of the firm’s value in the process, so that he can control a competitive asset management business. If BKF’s stock price falls as a result, his management company may still seek to generate fees from the business, or he may look for ways to deploy the assets of the company’s clients in ways that benefit Steel Partners.
      Please do not be fooled — Steel Partners is not primarily interested in corporate governance or in representing the interests of all stockholders. It is in this contest to further Mr. Lichtenstein’s personal interests. Please protect your interests by supporting management and its plan to develop the value of our company.

The Board of Directors of BKF Capital Group, Inc.

PLEASE VOTE TODAY
If you have any questions or need assistance in voting your WHITE proxy card, please call:
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proxy@mackenziepartners.com
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